EXHIBIT 10.7

NORTHWEST NATURAL GAS COMPANY

SUPPLEMENTAL TRUST

EFFECTIVE JANUARY 1, 2005

RESTATED AS OF DECEMBER 15, 2005

NORTHWEST NATURAL GAS COMPANY
One Pacific Square
220 N.W. Second Avenue
Portland, Oregon 97209	Company

WACHOVIA BANK, NATIONAL ASSOCIATION
One West Fourth Street
NC-6251
Winston-Salem, North Carolina 27101	Trustee

ii

NORTHWEST NATURAL GAS COMPANY

SUPPLEMENTAL TRUST

EFFECTIVE JANUARY 1, 2005

RESTATED AS OF DECEMBER 15, 2005

NORTHWEST NATURAL GAS COMPANY
One Pacific Square
220 N.W. Second Avenue
Portland, Oregon 97209	Company

WACHOVIA BANK, NATIONAL ASSOCIATION
One West Fourth Street
NC-6251
Winston-Salem, North Carolina 27101	Trustee

The Company has adopted the nonqualified deferred compensation plans listed in Appendix A (the “Plans”). The parties established this trust (the “Trust”) effective as of January 1, 2005 pursuant to a Trust Agreement dated as of that date. The purpose of the Trust is to give Plan participants greater security by placing assets in trust for use only to pay benefits or, if the Company becomes Insolvent (as herein defined), to pay creditors. The Trust is intended to constitute an unfunded arrangement that shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

The Company and the Trustee now hereby amend and restate the Trust effective as of December 15, 2005 on the following terms:

Section 1. Establishment of Trust

(a) The Trust was established effective as of January 1, 2005, at which time the Company deposited with the Trustee in trust shares of Northwest Natural Gas Company common stock, which shares became the principal of the Trust and shall be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b) The Trust shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust document shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

Section 2. Payments to Plan Participants and Their Beneficiaries.

(a) With respect to any benefit payments due to participants and beneficiaries under the Plans, the Company may make such payments and the Trustee shall, upon request of the Company either before or within 30 days after the payment date and upon receipt of evidence of such payments satisfactory to the Trustee, reimburse the Company from the Trust for such payments. Upon the direction of the Company, the Trustee shall pay benefits owed under a Plan. All such payments shall come from the applicable Subtrust (as defined in Section 5(a) hereof). If the principal of a Subtrust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plans, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient. When the Company makes payments to participants and beneficiaries, the Company shall make any required income tax withholding and reporting, and shall pay amounts withheld to taxing authorities.

(b) Prior to a Change in Control (as defined in Section 13(d) hereof), the entitlement of a Plan participant or his or her beneficiaries to benefits under the Plans shall be determined by the Company or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

(c) Upon a Change in Control, the Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plans), and the time of commencement for payment of such amounts. After the Change in Control, the Trustee shall make payments upon application by the Plan participants and their beneficiaries from the applicable Subtrust in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the

Company. After the occurrence of a Change in Control, a participant or beneficiary may apply for payment of a Plan benefit by the Company under the procedures for benefit claims provided in the Plan or may apply for payment by the Trustee in accordance with the Payment Schedule.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary when Company Is Insolvent.

(a) The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if:

(1) the Company is unable to pay its debts as they become due, or

(2) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

(4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of the Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments,

the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Company.

(a) Except as provided in Sections 2(a), 3, and 4(b) hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all benefits have been paid to Plan participants and their beneficiaries pursuant to the terms of the Plans and all fees and expenses of this Trust have been paid.

(b) In the event any Subtrust holds Excess Assets, the Company may direct the Trustee to return part or all of the Excess Assets to the Company. “Excess Assets” are assets of the Subtrust exceeding 125 percent of the present value of all the benefits owed to participants and beneficiaries under the Plan funded through that Subtrust. For purposes of this 4(b), the present value of benefits owed to participants and beneficiaries under a Plan with individual accounts shall be the total value of those accounts. The present value of benefits owed to participants and beneficiaries under a Plan without individual accounts shall be calculated on the basis of assumptions with respect to interest, mortality, and other factors selected by the actuarial firm engaged by the Company from time to time to provide valuations of the Plan for financial reporting purposes. After a Change in Control, the assumptions shall continue to be selected by the actuarial firm engaged at the time of such Change in Control, even though the Company engages a different actuarial firm for subsequent work.

Section 5. Investment Authority.

(a) Contributions to the Trust shall be designated by the Company to one of the Subtrusts described in (1), (2), and (3) below. A “Subtrust” shall be accounted for as a separate portion of the Trust assets, and shall include earnings thereon. Assets of different Subtrusts may be commingled for investment as long as the value held for each Subtrust is accounted for. Assets generally may not be transferred among Subtrusts, except as follows. Assets in a Subtrust for benefits described in (3) shall be transferred to a Subtrust for benefits described in (2) to correspond to transfers by participants between investment alternatives under the Plans upon direction from the Company prior to a Change in Control or by action of the Trustee without direction after a Change in Control. The Subtrusts are established to fund:

(1) Benefits owed under Plans that are do not have individual accounts.

(2) Benefits payable in Company common stock under Plans that have individual accounts.

(3) Benefits not described in (2) that are owed under Plans that have individual accounts.

Upon a Change in Control, a new separate Subtrust for each category of benefit described in (1), (2), and (3) shall be established for participants who are not covered by the Plans at the time of the Change in Control and their beneficiaries. The new Subtrust shall hold only contributions designated to it by the Company or transferred from a parallel new Subtrust under this Section 5(a), and earnings thereon.

(b) Prior to a Change in Control, the Company shall have the right, subject to this Section 5(b), to direct the Trustee with respect to investments.

(1) The Company may at any time direct the Trustee to segregate all or a portion of any Subtrust in a separate investment account or accounts and may appoint one or more investment managers and/or an investment committee established by the Company to direct the investment and reinvestment of each such investment account or accounts. In such event, the Company shall notify the Trustee of the appointment of each such investment manager and/or investment committee. No such investment manager shall be related, directly or indirectly, to the Company, but members of the investment committee may be employees of the Company.

(2) Thereafter (until a Change in Control), the Trustee shall make every sale or investment with respect to such investment account as directed in writing by the investment manager or investment committee. It shall be the duty of the Trustee to act strictly in accordance with each direction. The Trustee shall be under no duty to question any such direction of the investment manager or investment committee, to review any securities or other property held in such investment account or accounts acquired by it pursuant to such directions or to make any recommendations to the investment managers or investment committee with respect to such securities or other property.

(3) Notwithstanding the foregoing, the Trustee, without obtaining prior approval or direction from an investment manager or investment committee, shall invest cash balances held by it from time to time in short term cash equivalents including, but not limited to, through the medium of any short term common, collective or commingled trust fund established and maintained by the Trustee subject to the instrument establishing such trust fund, U.S. Treasury Bills, commercial paper (including such forms of commercial paper as may be available through the Trustee’s Trust Department), certificates of deposit (including certificates issued by the Trustee in its separate corporate capacity), and similar type securities, with a maturity not to exceed one year; and, furthermore, sell such short term investments as may be necessary to carry out the instructions of an investment manager or investment committee regarding more permanent type investments and directed distributions.

(4) The Trustee shall neither be liable nor responsible for any loss resulting to the Trust assets by reason of any sale or purchase of an investment directed by an investment manager or investment committee nor by reason of the failure to take any action with respect to any investment which was acquired pursuant to any such direction in the absence of further directions of such investment manager or investment committee.

(c) Following a Change in Control, the Trustee shall have the sole and absolute discretion in the management of the Trust assets. In investing the Trust assets, the Trustee shall consider:

(1) the needs of the Plans;

(2) the need for matching of the Trust assets with the liabilities of the Plans; and

(3) the duty of the Trustee to act solely in the best interests of the participants and their beneficiaries.

(d) The Trustee shall have the right, in its sole discretion, to delegate its investment responsibility to an investment manager who may be an affiliate of the Trustee. In the event the Trustee shall exercise this right, the Trustee shall remain, at all times responsible for the acts of an investment manager. The Trustee shall have the right to purchase an insurance policy or an annuity to fund the benefits of the Plans.

(e) The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets (other than securities issued by the Trustee or the Company) of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity; provided, however, that, following a Change in Control, no such substitution shall be permitted unless the Trustee determines that the fair market values of the substituted assets are equal.

Section 6. Disposition of Income.

During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7. Accounting by Trustee.

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 45 days following the close of each calendar year and within 45 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8. Responsibility of Trustee.

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plans or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a participant’s or beneficiary’s rights under the Plans, the Company agrees to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c) Prior to a Change in Control, the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control, the Trustee shall select independent legal counsel and may consult with counsel or other persons with respect to its duties and with respect to the rights of participants or their beneficiaries under the Plans.

(d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company.

(e) The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power prior to a Change in Control to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9. Compensation and Expenses of Trustee.

The Trustee shall be reimbursed for all expenses and shall be paid a reasonable fee fixed by it from time to time. No increase in the fee shall be effective before 90 days after the Trustee gives notice to the Company of the increase. The Company shall pay the Trustee’s fees and expenses. If not so paid, the Trustee shall take payment of the fees and expenses from the Trust assets, which shall be charged to the Subtrusts in proportion to the assets held in each. The Company shall reimburse the Trust for any fees and expenses paid out of it.

Section 10. Resignation and Removal of Trustee.

(a) Prior to a Change in Control, the Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise. After a Change in Control, the Trustee may resign only after the appointment of a successor Trustee.

(b) The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee prior to a Change in Control. After a Change in Control, the Trustee may only be removed by the Company with written consent from the number of participants described in Section 12(a)(1).

(c) If the Trustee seeks to resign or is removed after a Change in Control, a successor Trustee that qualifies under Section 11(a) shall be selected by one of the following:

(1) The Trustee;

(2) The Company, if written consent for the removal was given by the number of participants described in Section 12(a)(1); or

(3) Upon Trustee application, by a court of competent jurisdiction.

(d) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(e) If the Trustee resigns or is removed before any Change in Control, the Company shall appoint a successor in accordance with Section 11 hereof, by the effective date of resignation or removal. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.

(a) Any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law and that has total assets in excess of $50 million, may be appointed as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b) The successor trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company in accordance with any of the following:

(1) A written consent to the amendment is given by participants who constitute a majority in number of all the participants in the Plans and who are owed at least two-thirds of the present value of the accrued benefits under the Plans.

(2) The amendment will not have a material adverse effect on the rights of any participant in the Plans.

(3) The amendment is necessary to comply with any law, regulation, or other legal requirement.

Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company after all fees and expenses of the Trust have been paid.

(c) Upon written approval of all participants and beneficiaries entitled to payment of benefits owed from a Subtrust, the Company may terminate that Subtrust prior to the time all benefits owed from the Subtrust have been paid and the assets of that Subtrust shall be returned to the Company.

Section 13. Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of Oregon.

(d) For purposes of this Trust, Change in Control shall mean the occurrence of any of the following events:

(1) The consummation of:

(A) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(2) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(3) Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of Voting Securities representing 20 percent or more of the combined voting power of the then outstanding Voting Securities. “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan sponsored by the Company.

NORTHWEST NATURAL GAS COMPANY		WACHOVIA BANK, N.A.

By:	/S/ MARK S. DODSON	By:

Its:	President and Chief Executive Officer	Its:

Date Signed:	December 16, 2005	Date Signed:

APPENDIX A

List of Plans covered by Northwest Natural Gas Company Supplemental Trust as of January 1, 2005:

Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives

Northwest Natural Gas Company Supplemental Executive Retirement Plan